Perceptron Reports Preliminary Fourth Quarter and Fiscal 2007 Revenue Results:

Reschedules Conference Call/Webcast Announcing Fourth Quarter and Year End Results for Fiscal Year 2007 to Tuesday, August 28, 2007

PLYMOUTH, Michigan, August 17, 2007: Perceptron, Inc. (Nasdaq: PRCP) announced that it expects to report record quarterly revenue in the range of $22.4 to $23.4 million for the fourth quarter of fiscal year 2007. The Company also announced that it expects to report fiscal year 2007 revenue in the range of $61.3 to $62.3 million. The Company also expects to report that it will be profitable for both the fourth quarter and for fiscal year 2007 as a whole.

The Company also announced that it has rescheduled its conference call/webcast chaired by Alfred A. Pease, chairman, president and chief executive officer to discuss fourth quarter and fiscal 2007 year end earnings to Tuesday, August 28, 2007 at 10:00 AM (EDT).

The Company has rescheduled the call solely to permit the completion of tax calculations relating to the Company and its foreign subsidiaries.

Webcast:	http://www.visualwebcaster.com/event.asp?id=41829
Conference Call:	866 226-1792 (domestic callers) or
416 641-6111 (international callers)

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 1:00 PM on Tuesday, August 28, 2007 and running until 11:59 PM on Tuesday, September 4, 2007.

Rebroadcast:	800 408-3053 (domestic callers) or
416 695-5800 (international callers)
passcode 3231599

A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

Contact: Jack Lowry
Vice President, Chief Financial Officer
734 414-6100

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2007 revenue and net income levels and are based on the Company’s current expectations. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the completion of tax calculations relating to the Company and its foreign subsidiaries and those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2006.